Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF FORMATION

1.	Name of Limited Liability Company:
Cendant Mortgage Capital LLC
2.	The Certificate of Formation of the limited liability company is hereby amended as follows:
Paragraph 1 of the Certificate of Formation is deleted in its entirety and replaced with the following: “1. The name of the limited liability company is PHH Mortgage Capital LLC.”

IN WITNESS WHEREOF, the undersigned has executed this Certificate on the 24th day of February, A.D. 2005.

PHH MORTGAGE CORPORATION

Authorized Person

By:_______________________________________

Name:____________________________________

Title:_____________________________________

CERTIFICATE OF FORMATION

OF

CENDANT MORTGAGE CAPITAL LLC

1.	The name of the limited liability company is Cendant Mortgage Capital LLC
2.

The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3.

The name and address of the registered agent for the service of process on the Company in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

IN WITNESS WHEREOF, the undersigned has executed this certificate of formation of Cendant Mortgage Capital LLC this 31st day of August, 2001.

By:________________________________

Name:	Victoria Sloan
Title:	Authorized Person